Exhibit (i)(2)

November 2, 2015

Forward Funds

101 California Street, 16th Floor

San Francisco, CA 94111

Dear Sirs or Madams:

In connection with the filing with the Securities and Exchange Commission (the “SEC”) of Post-Effective Amendment No. 116 under the Securities Act of 1933, as amended, and Amendment No. 116 to the Registration Statement under the Investment Company Act of 1940, as amended, to Forward Fund’s Registration Statement on Form N-1A (File Nos. 033-48940 and 811-06722), we hereby consent to the use of our name in the Prospectus constituting a part thereof. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ K&L Gates LLP